Exhibit 15.1

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

August 5, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements in the Form 6-K dated August 5, 2025, of Concorde International Group Ltd. (the “Company”) to be filed with the Securities and Exchange Commission. We agree with such statements as related to our Firm in such Form 6-K. We have no basis to, and therefore, are not in a position to agree or disagree with other statements made by the Company in the Form 6-K.

Sincerely,

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP

New York, NY

PCAOB ID No. 6651